Exhibit 99.9

June 26, 2008

CONFIDENTIAL

Special Committee to the Board of Directors
WHX Corporation
1133 Westchester Avenue
Suite N222
White Plains, NY 10604

Re:           Fairness Opinion of the Special Committee to the Board of Directors’ Financial Advisor

Gentlemen:

We have been advised that WHX Corporation (collectively, “WHX” or the “Company”) filed a registration statement on October 18, 2007 and amended registration statements on November 30, 2007, December 21, 2007, April 14, 2008, and May 28, 2008 with the Securities Exchange Commission (“SEC”) for a rights offering (the “Rights Offering”) to its existing common stockholders as described in WHX’s amended registration statement filed with the SEC on May 28, 2008 (the “Amended Registration Statement).  The Rights Offering will be made through the distribution of non-transferable subscription rights to purchase shares of the Company's common stock, par value $0.01 per share, at a subscription price of $1.40 per share (the “Subscription Price”).  As set forth in the Amended Registration Statement, we understand that the net proceeds of this Rights Offering will be used to (i) to make partial payments to certain senior lenders to certain wholly-owned subsidiaries of WHX in the aggregate principal amount of $15 million; (ii) to redeem preferred stock issued by a wholly-owned subsidiary of WHX, which is held by Steel Partners II, L.P., or Steel Partners, its largest stockholder, (iii) to purchase shares of common stock of CoSine Communications, Inc. from Steel Partners or to reserve such approximate amount to be used for working capital, (iv) to repay WHX indebtedness to Steel Partners, and (v) to repay indebtedness of such wholly-owned subsidiaries of WHX to Steel Partners, (with all such repayments to be at par).

Houlihan Smith & Company, Inc. (“Houlihan”) was engaged by the Special Committee to the Board of Directors of WHX (the “Special Committee”) to render an opinion (whether or not favorable) to the Special Committee as to whether, on the date of such opinion, the Rights Offering, including the Subscription Price and the use of proceeds arising therefrom as set forth in the Amended Registration Statement, is fair, from a financial point of view, to the common stockholders of the Company, other than Steel Partners or its affiliates (the “Opinion”).  Houlihan was not requested to, and did not, participate in the structuring of the Rights Offering.  Houlihan was not asked to consider, and our Opinion does not address, the relative merits of the Rights Offering as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which WHX might engage.  Houlihan was not required to, and did not, solicit interest from other parties with respect to any alternative transaction.

In performing our analyses and for purposes of the Opinion set forth herein, we have, among other things:

a)	Reviewed a draft of the financial terms and conditions of the Rights Offering;

b)	Reviewed and analyzed the most recent ownership structure diagrams and capitalization schedules of WHX;

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Special Committee to the Board of Directors
WHX Corporation
Fairness Opinion – Confidential
June 26, 2008

c)	Reviewed the proposed terms of the Rights Offering as provided in the Amended Registration Statement;

d)
Reviewed financial and other information with regards to the Company, including the Company’s audited consolidated financial statements for the fiscal years ended December 31, 2003 through December 31, 2007, and other financial information and projections prepared by the Company, and made available to us;

e)
Reviewed publicly available financial information and other data with respect to WHX, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, the Quarterly Report on Form 10-Q for the three months ended March 31, 2008, other such publicly available financial information and all of the Company’s Current Reports on Form 8-K filed during the past 36 months;

f)
Reviewed a Lender Presentation dated February 12, 2008 (“Lender Summary”), which discussed the Company’s 2007 financial results and the 2008 Budget. The Lender Summary highlighted major assumptions with respect to loan covenants, asset sales, environmental updates, pension plan, litigation issues, and the rights offering;

g)	Reviewed and analyzed financial projections prepared by the management of WHX and its subsidiaries, including income statements and balance sheets ending December 31, 2010;

h)	Reviewed and analyzed the Sources and Uses of Funds Analysis, which detailed the estimated incoming and outgoing flows of cash relating to the Rights Offering;

i)
Reviewed financial and operating information with respect to certain publicly-traded companies in the miscellaneous primary metal products industry, which Houlihan believed to be generally comparable to the business of the Company;

j)	Reviewed the financial terms of certain recent business combinations in the primary metal products industry specifically and in other industries generally; and

k)	Performed other financial studies, analyses and investigations, and considered such other information, as it deemed necessary or appropriate.

We have, with your consent, relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering the Opinion.  In that regard, our Opinion does not address any legal, tax or accounting matters.  We have assumed that any financial forecasts supplied to us were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of WHX as to the future operating and financial performance of WHX, that they would be realized in the amounts and the periods estimated and that they provided a reasonable basis upon which we could form our Opinion.  We assume no responsibility for, and express no view as to such financial forecasts or the assumptions on which they are based.  We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of WHX since the date of the last financial statements made available to us.  In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company.  We have further relied upon the assurances from senior management of the Company that they are unaware of any facts that would make the information provided to us to be incomplete or misleading for the purposes of our Opinion.  We have not assumed responsibility for any independent verification of this information nor have we assumed any obligation to verify this information.

Special Committee to the Board of Directors
WHX Corporation
Fairness Opinion – Confidential
June 26, 2008

We have assumed, with your consent that, (a) the Rights Offering will be conducted as described in the Amended Registration Statement, (b) the Company will receive gross proceeds of $200 million, less expenses from the Rights Offering, (c) the Rights Offering will not have an adverse effect on the availability of the Company’s NOLs under Section 382 of the Internal Revenue Code and (d) the net proceeds from the Rights Offering will be used as set forth in the Amended Registration Statement.  Additionally, we have assumed, with your consent, (a) that the Amended Registration Statement and the final prospectus with respect to the Rights Offering does not and will not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (b) that each investor’s purchases therein are, and will be, in compliance with all laws and regulations applicable to WHX.

Further, our Opinion is necessarily based upon information made available to us, as well as the economic, monetary, market, financial, and other conditions as they exist as of the date of this letter.  We disclaim any obligation to advise the Special Committee to the Board of Directors of WHX or any person of any change in any fact or matter affecting our Opinion, which may come or be brought to our attention after the date of this Opinion. However, if requested by the Special Committee following the completion and delivery of our Opinion and any presentation(s) made to the Special Committee, we have agreed to provide a bring-down letter to the Special Committee.  The bring-down letter if requested and provided by us will confirm whether or not there has been any change in the financial condition of the Company that would require us to change our Opinion that we previously provided to the Special Committee.

Each of the analyses conducted by Houlihan was carried out to provide a particular perspective of the Rights Offering.  Houlihan did not form a conclusion as to whether any individual analysis, when considered in isolation, supported or failed to support our Opinion as to the fairness of the Rights Offering to the common stockholders of the Company.  Houlihan does not place any specific reliance or weight on any individual analysis, but instead, concludes that its analyses taken as a whole, supports its conclusion and Opinion.  Accordingly, Houlihan believes that its analyses must be considered in its entirety and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the processes underlying the analyses performed by Houlihan in connection with the preparation of the Opinion.

Our Opinion is directed to Special Committee for its information and assistance in connection with its consideration of the Rights Offering and does not in any manner address the Company’s underlying business decision to proceed with or consummate the Rights Offering or use the net proceeds as set forth in the Amended Registration Statement.  In that regard, our Opinion does not address the merits of the decision by WHX to redeem the preferred stock, repay the indebtedness or purchase shares of common stock of CoSine Communications as set forth in the Amended Registration Statement.  Furthermore, our Opinion does not constitute a recommendation to any common stockholder as to whether they should or should not exercise their rights in the Rights Offering, nor do we express any opinion as to the prices at which any securities of WHX might trade in the future.  Except as required by applicable law, our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Houlihan be made, without our prior written consent.

Special Committee to the Board of Directors
WHX Corporation
Fairness Opinion – Confidential
June 26, 2008

Houlihan, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, underwritings, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes.  Houlihan has no prior investment banking relationships with WHX or any financial interests in WHX.  Houlihan has received a non-contingent fee from WHX relating to its services in providing the Opinion.  Our Opinion was approved by Houlihan’s fairness committee.  In an engagement letter dated May 21, 2008 WHX has agreed to indemnify Houlihan with respect to Houlihan’s services relating to the Opinion.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Rights Offering, including the Subscription Price and the use of proceeds arising therefrom as set forth in the Amended Registration Statement, is fair, from a financial point of view, to the holders of the common stock of the Company, other than Steel Partners or its affiliates, taken as a whole.

Very truly yours,

/s/ Houlihan Smith & Company, Inc.

Houlihan Smith & Company, Inc.